Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Incentive Plan of Vical Incorporated of our reports dated February 20, 2007, with respect to the financial statements of Vical Incorporated included in its annual report (Form 10-K) for the year ended December 31, 2006, and Vical management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vical Incorporated included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
June 15, 2007